Exhibit 99.1

News	Contact: Heather Ferrante Investor Relations ViaSat Inc. +1 760-476-2633 www.viasat.com

ViaSat Announces Proposed Private Placement of $300 Million of Senior Notes

Carlsbad, Calif. – September 27, 2012 – ViaSat Inc. (Nasdaq: VSAT) intends to commence an offering of an additional $300 million in aggregate principal amount of its 6.875% Senior Notes due 2020, subject to market and other conditions. The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended. The notes will be guaranteed on a senior unsecured basis by certain of ViaSat’s existing and future subsidiaries.

The notes are an additional issuance of, and will be treated as a single class with, the $275 million outstanding aggregate principal amount of ViaSat’s 6.875% Senior Notes due 2020. The terms of the additional notes offered will be identical to the terms of the outstanding 6.875% Senior Notes due 2020, except for the issue date, the issue price, the first interest payment date for the notes and the date from which interest begins to accrue and that the additional notes will be subject to transfer restrictions. The additional notes will be designated by a different CUSIP number until ViaSat consummates an exchange offer for such notes or such notes are resold under a shelf registration statement, after which they will be designated by the same CUSIP number as, and be fungible with, the outstanding 6.875% Senior Notes due 2020.

ViaSat intends to use the net proceeds from the offering to repurchase any and all of its outstanding 8.875% Senior Notes due 2016 (the “2016 Notes”) pursuant to a cash tender offer and consent solicitation announced today (and to redeem any outstanding 2016 Notes not so purchased). ViaSat intends to use any remaining net proceeds, after the repurchase of the 2016 Notes and associated fees and expenses, for general corporate purposes.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and no offer, solicitation or sale will be made in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum. The tender offer and consent solicitation announced today are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated September 27, 2012, and related Letter of Transmittal and Consent. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the 2016 Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.